                                                                   EXHIBIT 10.49

                           LOAN AND SECURITY AGREEMENT


         THIS AGREEMENT, made this 3rd day of October, 2000, is by and among Bank of America, N.A., a national banking association (the "Bank"), DeLand Surgery Center, Ltd., a Florida limited partnership (the "Borrower"), and Symbion Ambulatory Resource Centres, Inc., a Tennessee corporation (the "Guarantor").

                                    RECITALS

         Borrower has requested that the Bank make a term loan available to Borrower to finance Borrower's indebtedness to its parent, Surgicare of DeLand, Inc. The Bank is willing to make such loan available to Borrower on the terms and conditions set forth in this Agreement.

                             SECTION 1. DEFINITIONS

         As used herein:

         "ACCOUNTS," "CHATTEL PAPER," DOCUMENTS," "EQUIPMENT," "GENERAL INTANGIBLES," "INVENTORY" and "INSTRUMENTS" shall have the same respective meanings as are given to those terms in the UCC.

         "ACQUISITION" means any transaction, or any series of related transactions, by which any Person, in the transaction or as of the most recent transactions in a series of transactions, directly or indirectly acquires any going concern or all or a substantial part of the assets of any corporation, partnership or other entity or any division of any such entity, or any such entity or any division of any such entity becomes a Subsidiary of such Person.

         "AFFILIATES" means as to any Person (A) any Person which, directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, or (B) any Person who is a director or executive officer (i) of such Person, (ii) of any Subsidiary of such Person or
(iii) of any Person described in clause (A) above. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect,
(i) to vote or direct the voting of more than twenty five percent (25%) of the outstanding shares of voting stock of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. In no event shall the Bank be deemed to an Affiliate of the Borrower.

         "AGREEMENT" means this Loan and Security Agreement, as it may be amended, restated, renewed or extended from time to time.

         "ARC GUARANTY" means the Guaranty and Suretyship Agreement in the form attached as Exhibit A-1 to be executed by the Guarantor at the closing.

         "BANK" means Bank of America, N.A. and its successors and assigns.

         "BORROWER DISTRIBUTIONS" means (i) any dividend or other distribution, whether in cash, in kind, or otherwise, on account of or with respect to, or
(ii) the application of any of funds, property or assets to the purchase, redemption or other retirement of, any of Borrower's equity interests or any warrants, options or other rights with respect to any of Borrower's equity interests.

         "BUSINESS DAY" means any day on which the state banks and national banking associations in Nashville, Tennessee and New York, New York are open for the conduct of ordinary business; provided however, that when used in connection with determining the LIBO Rate or notices in connection therewith, the term "Business Day" shall also exclude any day on which banks are not open for dealings in U.S. Dollar deposits in the London Interbank Market.

         "CAPITAL EXPENDITURE" means all amounts paid by the Borrower in connection with the purchase of property, plant, machinery, equipment or other similar expenditures (including capital leases of any of the foregoing), which would be required to be capitalized and shown on a consolidated balance sheet of Borrower in accordance with generally accepted accounting principles consistently applied.

         "CAPITALIZED LEASE" means a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles.

         "CAPITALIZED LEASE OBLIGATION" means Indebtedness repre-sented by obligations under a Capitalized Lease, and the amount of such Indebtedness shall be the capitalized amount of such obliga-tions determined in accordance with generally accepted accounting principles.

         "CASH FLOW" means Net Income (or deficit) for the immediately preceding Quarterly Period plus (A) federal and state income taxes for such period deducted in the determination of Net Income, (B) Interest Expense for such period deducted in the determination of Net Income, (C) Rental Expense for such period deducted in the determination of Net Income, (D) depreciation for such period deducted in the determination of Net Income, (E) amortization for such period deducted in the determination of Net Income (F) non-cash or non-recurring charges for such period deducted in the determination of Net Income, and (G) 50% of the management fees paid by Borrower to ARC Management Services, Inc., for such period deducted in the determination of Net Income during such period, less the lesser of actual or budgeted maintenance Capital Expenditures for such period.

         "CHANGE OF CONTROL" means the occurrence of any transaction or series of transactions that results in Guarantor owning and having the right to vote
(i) less than all of the general partnership interests of Borrower or (ii) 50% or less of the limited partnership interests of Borrower.

         "CLOSING" means the valid execution and delivery of the Note, this Agreement, and Collateral Documents to the Bank.

         "COLLATERAL" has the meaning set forth in Paragraph 4.1.

         "COLLATERAL DOCUMENTS" means the documents specified in Paragraphs 3.1
(b) through (f).

         "COMPLIANCE DATE" means, provided no Event of Default occurs between the date hereof and such date and provided no Unmatured Default exists at such date, the date on which Borrower has delivered certificates to Bank evidencing to Bank's reasonable satisfaction, for two consecutive Quarterly Periods, that
(A) Borrower has complied with the covenants set forth in Paragraph 6.15(b) through (e), and (B) the ratio of Borrower's Cash Flow to Borrower's Debt Service has been greater than 1.10:1.00.

         "COMPLIANCE QUARTER" means the second of the two consecutive Quarterly Periods referenced above in the definition of Compliance Date.

         "CONSOLIDATED FUNDED DEBT" means, at any date, with respect to Symbion and its Subsidiaries, all of the following obligations (without duplication) as of such date: (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of property, except trade accounts payable or other short term liabilities other than indebtedness for borrowed money arising in the ordinary course of business, (d) all obligations as lessee under capitalized leases, (e) all obligations to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, such as bankers acceptances or similar instruments, (f) all contingent and non-contingent obligations to reimburse any bank or other person in respect of amounts payable or paid under a letter of credit or similar instrument, (g) all debt of others secured by a lien on any asset of Symbion and/or any of its Subsidiaries, whether or not such debt is assumed, and (h) all Guarantee Obligations.

         "CONSTITUENT DOCUMENTS" means, with respect to any Person, the governing legal documents of such Person, such as Person's charter, certificate of incorporation, Articles of Organization, Operating Agreement, certificate of limited partnership, or Partnership Agreement.

         "CURRENT ASSETS" and "CURRENT LIABILITIES" mean, for any Person at any time, all assets or liabilities, respectively, that, in accordance with generally accepted accounting principles consistently applied, should be classified as current assets or current liabilities, respectively, on a balance sheet of such Person.

         "DEFAULT RATE" means a rate per annum equal to the LIBO Rate plus four hundred and fifty basis points (4.5%).

         "DEBT SERVICE" means $92,857 (the imputed principal amortization associated with the Loan) plus the sum of the following incurred by Borrower during any particular fiscal quarter: (A) scheduled principal payments on Indebtedness, (B) Rental Expense, and (C) Interest Expense paid to any party other than Guarantor.

         "EBITDA" means, for any Person and for any period of determination, the Net Income for such period plus (A) Interest Expense for such period deducted in the determination of Net Income, (B) federal and state taxes for such period deducted in the determination of Net Income, (C) depreciation deducted in the determination of Net Income, (D) amortization deducted in the determination of Net Income, and (E) non-cash or non-recurring charges for such period deducted in the determination of Net Income, all as determined in accordance with generally accepted accounting principles consistently applied.

         "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) and the Superfund Amendments and Reauthorization Act (SARA); the Resource Conservation and Recovery Act (RCRA); the Emergency Planning and Community Right to Know Act; the Clean Water Act (Federal Water Pollution Control Act); the Safe Drinking Water Act; the Clean Air Act; the Surface Mining Control and Reclamation Act; the Coastal Zone Management Act; the Noise Control Act; the Occupational Safety and Health Act; the Toxic substances Control Act (TSCA); the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA); any so-called "Superfund" or "Superlien" law; or any other federal, state or local statute, law, ordinance, code, rule, regulations, order, decree or other requirements of any governmental body regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or toxic or dangerous chemical, waste, substance or material.

         "EURODOLLAR LIABILITIES" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "EURODOLLAR RATE RESERVE PERCENTAGE" means the reserve percentage applicable during any Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for banks with respect to liabilities or assets consisting of or including Eurodollar Liabilities having a term equal to such Interest Period.

         "EVENT OF DEFAULT" has the meaning set forth in Paragraph 8.1.

         "EXCESS CASH" means, at any date, for any Person, such Person's cash on hand less the amount of the Required Cash Availability at such date.

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         "FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to the Bank on such Business Day on such transactions as determined in good faith by the Bank.

         "FINANCIAL STATEMENTS" means the financial statements submitted to Bank in connection with the Loan.

         "FINANCING STATEMENTS" means any one or more filings made pursuant to the UCC to perfect the security interests in the Collateral granted to Bank pursuant to Section 4 hereof.

         "FISCAL YEAR" means, with respect to the Borrower, the calendar year period of January 1 through December 31.

         "GUARANTEE OBLIGATION" means with respect to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, agreements (a) to purchase such Indebtedness or any asset constituting security therefor, (b) to advance or supply funds for the purchase or payment of such Indebtedness or to maintain net worth or working capital or other balance sheet conditions, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, (c) with the holder of such Indebtedness to purchase an asset or service primarily for the purpose of assuring such holder of the ability of the primary obligor to make payment of the Indebtedness, or (d) otherwise to assure the holder of the Indebtedness of the primary obligor against loss with respect thereto; provided, however, that such term shall not include the endorsement of negotiable instruments or documents for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof.

         "HAZARDOUS MATERIALS" means any hazardous, toxic or dangerous chemical, substance, waste or material defined as such in any of the Environmental Laws, and petroleum, petroleum products, oil, asbestos and PCB's.

         "INDEBTEDNESS" means, as to any Person, all items of indebtedness whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including without limitation:

         (a) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

         (b) All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise: (1) to purchase such indebtedness; or (2) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or (3) to supply funds to or in any other manner invest in the debtor;

         (c) All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

         (d) All indebtedness incurred as the lessee of facilities, goods or services under leases that, in accordance with generally accepted accounting principles consistently applied, should be reflected on such Person's balance sheet.

         "INTEREST EXPENSE" means, with respect to any Person for any period of determination, the gross interest expenses of such Person determined in accordance with generally accepted accounting principles consistently applied as shown on its income statement.

         "INTEREST PAYMENT DATE" shall mean the last day of each Interest
Period.

         "INTEREST PERIOD" shall mean, initially, the period commencing on the date hereof and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) of the next calendar month, and thereafter shall mean the period commencing on the date immediately following the last day of the preceding Interest Period and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) of the next calendar month; provided, however, that (x) if any Interest Period would end on a day that shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case which Interest Period shall end on the next preceding Business Day and (y) no Interest Period with respect to any Loan shall end later than the Loan Termination Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

         "INTEREST RATE AND FOREIGN EXCHANGE CONTRACTS" means interest rate and foreign exchange swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate and foreign exchange insurance and other agreements or arrangements designed to provide protection against fluctuations in interest rates and currency exchange rates.

         "LAWS" means all ordinances, statutes, rules, regulations, order, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court of similar entity established by any thereof.

         "LIBO RATE" means, for each Interest Period, the rate per annum appearing on the Telerate Page 3750 (or successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London Time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBO Rate" shall mean, for each Interest Period the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

         "LOAN" means the term loan in the amount of $2,600,000 made to Borrower by Bank hereunder.

         "LOAN DOCUMENTS" means this Agreement, the Note, the Collateral Documents, or any other document executed or delivered by or on behalf of the Borrower, Guarantor or Symbion evidencing or securing the Obligations.

         "LOAN TERMINATION DATE" means October 1, 2002.

         "MATERIAL ADVERSE CHANGE" means a material adverse change in the business or conditions (financial or otherwise) or in the result of operations of the Borrower, Symbion or the Guarantor or in the value of the Collateral.

         "MATERIAL ADVERSE EFFECT" means, when referring to the taking of an action or the omission to take an action, that such action, if taken, or omission, would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of such Person, or might materially impair the value of the Collateral.

         "MINORITY INTEREST EXPENSE" means the amount reflected as such on the financial statements of Guarantor submitted to Bank in accordance with Paragraph
6.2 hereof.

         "MORTGAGE" means the Mortgage, Assignment of Rents and Security Agreement in the form attached hereto as Exhibit B.

         "NET INCOME" means, for any period of determination, net income of a Person, determined in accordance with generally accepted accounting principles consistently applied.

         "NOTE" means a promissory note substantially in the form of Exhibit C attached hereto, duly executed and delivered to Bank by Borrower, as it may be renewed, extended or modified from time to time.

         "OBLIGATIONS" means all of the obligations of the Borrower:

         (a) To pay the principal of and interest on the Note in accordance with the terms thereof and to satisfy all the Borrower's other liabilities to the Bank hereunder, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extension, modifications, and renewals thereof and substitutions therefor;

         (b) To repay the Bank all amounts advanced by the Bank hereunder on behalf of the Borrower, including, but without limitation, amounts owed under Interest Rate and Foreign Exchange Contracts to the Bank, and advances for overdrafts, principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any of the Collateral; and

         (c) To reimburse the Bank, on demand, for all of the Bank's reasonable out-of-pocket expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the enforcement of this Agreement and the documents required hereunder, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (a) and (b), or any suits or claims against Bank whatsoever as a result of Bank's execution of this Agreement and making of its Loan, all as more specifically set forth in Paragraphs 9.4 and 9.7 hereof; and in addition, to reimburse the Bank for its expenses and reasonable attorneys' fees in connection with the preparation, administration, amendment, modification or waiver of the Agreement and the other Loan Documents.

         "PERMITTED INVESTMENTS" means all expenditures made and all liabilities incurred (contingent or otherwise) by Borrower, Guarantor or Symbion for:

         (a) obligations issued or guaranteed as to principal and interest by the United States of America and having a maturity of not more than twelve (12) months from the date of purchase;

         (b) certificates of deposit, issued by banks organized under the laws of the United States of America or any State thereof and foreign subsidiaries of such banks, having a rating of not less than A or its equivalent by Standard & Poor's Corporations, or its successor; and

         (c) commercial paper or finance company paper which is rated not less than prime-one or A-1 or their equivalents by Moody's Investor Services, Inc. or Standard & Poor's Corporation or their successors.

         "PERMITTED LIENS" means:

         (a) Liens in favor of the Bank;

         (b) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet delinquent;

         (c) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

         (d) Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations in the ordinary course of business that are not yet delinquent;

         (e) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

         (f) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by the Borrower, Guarantor or Symbion in the operations of its business, and none of which is violated in any material respect by existing or proposed structures or land use;

         (g) Existing liens set forth or described on Exhibit D, attached hereto and made a part hereof, and renewals thereof;

         (h) Statutory and common law landlord's liens arising under any lease;

         (i) The interests of lessees of any property of Borrower, Guarantor or Symbion;

         (j) The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed; if Borrower, Guarantor or Symbion has posted such security as may be required by Laws or as is reasonably satisfactory to Bank:

             (i) Claims or liens for taxes, assessments or charges due and payable and subject to interest or penalty;

             (ii) Claims, liens and encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

             (iii) Claims or liens of mechanics, materialmen, warehousemen, carriers, or other like liens; and

             (iv)  Adverse judgments on appeal; and

         (k) Purchase Money Liens securing Purchase Money Indebtedness incurred in compliance with Paragraph 7.4.

         "PERSON" means any individual, corporation, partnership, association, joint-stock company, estate, trust, unincorporated organization, limited liability company, joint venture, court or government or political subdivision or agency thereof.

         "PLEDGED INTEREST" means the interests pledged pursuant to the Pledge Agreement described in Paragraph 3.1.

         "PRO-FORMA EFFECT" means, in making any calculation to determine if Symbion is in compliance with Subparagraph 6.15(e), that the calculation will be made assuming that (a) any Acquisition made during the three-month period ending on the date of determination (the "Reference Period"), and (b) any Indebtedness associated with (a) incurred during the Reference Period or to be incurred as of the date of determination, were made or incurred on the first day of the Reference Period. Any funds to be used by Symbion or any Subsidiary in consummating an Acquisition will be assumed to have been used for that purpose as of the first day of the Reference Period. If EBITDA for the Reference Period associated with the assets acquired or to be acquired in any Permitted Acquisition is greater than $0, such EBITDA will be included in the calculation of EBITDA for Symbion and its Subsidiaries, and any Indebtedness to be incurred by Borrower or any Subsidiary in connection with the consummation of any Acquisition will be assumed to have been incurred on the first day of the Reference Period. Interest Expense with respect to such Indebtedness assumed to have been incurred on the first day of the Reference Period which bears interest at a floating rate shall be calculated at the current rate under the agreement governing such Indebtedness. Any Interest Expense incurred during the Reference Period which was or is to be refinanced with the proceeds of Indebtedness assumed to have been incurred as of the first day of the Reference Period will be excluded from the calculation for which a Pro-Forma Effect is being given.

         "PURCHASE MONEY INDEBTEDNESS" means

         (a) Indebtedness created to secure the payment of all or any part of the purchase price of any property,

         (b) any Indebtedness incurred at the time of or within 30 days prior to or after the acquisition of any property for the purpose of financing all or any part of the purchase price there-of, and

         (c) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time of any such renewal, extension or refinancing.

         "PURCHASE MONEY LIEN" means any lien securing Purchase Money Indebtedness, but only if such lien shall at all times be confined solely to the property the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such lien.

         "QUARTERLY COMPLIANCE DATE" means the last day of the second consecutive Quarterly Period referenced above in the definition of Compliance Date.

         "QUARTERLY DATES" means the last day of each March, June, September and December.

         "QUARTERLY PERIOD" means (a) the Period from the Closing Date to the next succeeding Quarterly Date and (b) thereafter, any period from the first day after a Quarterly Date to the next succeeding Quarterly Date.

         "REAL PROPERTY" means any real property now owned or hereafter acquired by Borrower, Guarantor or Symbion, as applicable.

         "RECORDS" means correspondence, memoranda, tapes, books, discs, paper, magnetic storage and other documents or information of any type, whether expressed in ordinary or machine language.

         "RENTAL EXPENSE" means, with respect to any Person for any period, the gross real estate rental expenses of such Person for such period (excluding all personal property rental expense), net of rental income of such Person for such period, each determined in accordance with generally accepted accounting principles consistently applied.

         "REQUIRED CASH AVAILABILITY" means, at any date, for any Person, an amount equal to such Person's anticipated operating expenses for the succeeding two weeks.

         "SHAREHOLDERS' EQUITY" means, for any person, at any time, the accounts required to be set forth in a balance sheet of such Person, prepared in accordance with generally accepted accounting principles consistently applied, including but not limited to: (A) the par or stated value of all outstanding capital stock or membership interests (as applicable); (B) capital surplus, including additional paid-in capital; and (C) retained earnings.

         "SUBORDINATION AGREEMENTS" means the Subordination Agreement of even date herewith between the Bank and Surgicare of DeLand, Inc., as amended from time to time, and the Subordination Agreement of even date herewith between the Bank and ARC Management Services, Inc., as amended from time to time, and "Subordination Agreement" means any one of such agreements.

         "SUBSIDIARY" of a Person means any Person of which more than 50% of the outstanding voting securities or other equity interests in such Person shall, at the time of determination, be owned directly or indirectly through one or more Persons, and "Subsidiaries" means more than one of such Persons.

         "SYMBION" means Symbion, Inc., a Tennessee corporation.

         "SYMBION GUARANTY" means the Guaranty and Suretyship Agreement in the form attached as Exhibit A-2 to be executed by Symbion at the closing.

         "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of Tennessee, as it may be amended from time to time; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of a security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Tennessee, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

         "UNMATURED DEFAULT" means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default

                              SECTION 2. THE LOAN.

         2.1 The Loan. Subject to the terms and conditions of and relying on the representations, warranties and covenants contained in this Agreement, Bank agrees to fund to the Borrower an aggregate maximum principal amount of $2,600,000 to be used to refinance Borrower's recently incurred indebtedness to Surgicare of DeLand, Inc.

         2.2  Interest Rates and Payments.

              (a) Interest shall be charged and paid on the Loan from the date of the initial advance until the Loan is paid at a rate equal to the LIBO Rate plus two hundred fifty basis points (2.5%), to be adjusted at the beginning of each Interest Period.

              (b) Interest shall be computed on the basis of a 360-day year counting the actual number of days elapsed, and shall be due and payable without notice on each Interest Payment Date.

              (c) Notwithstanding the foregoing, upon the occurrence of an Event of Default interest may be charged at the Default Rate as defined and set forth in the Note if the Bank so elects, regardless of whether the Bank has elected to exercise any other remedies under Section 8 hereof, including, without limitation, acceleration of the maturity of the outstanding principal of the Note. All such interest shall be paid at the time of and as a condition precedent to the curing of any such default to the extent any right to cure is given.

              (d) The Borrower shall pay to Bank, if and so long as Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar Liabilities, additional interest on the unpaid principal amount of the Loan, from such time as Bank is so required to maintain reserves until said principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period from (ii) the rate obtained by dividing the LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period, payable on each date on which interest is payable. Such additional interest shall be determined by Bank who shall notify Borrower thereof.

              (e) From time to time, the Bank shall send the Borrower statements of all amounts due hereunder which statements, absent manifest error, shall be considered correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within one hundred eighty (180) days of its receipt of any statement to which it objects. All sums payable to the Bank hereunder shall be paid in immediately available funds prior to 12:00 noon, Nashville time, on the date when such sums are due and payable. Any amounts received by the Bank after 12:00 noon Nashville time on any Business Day shall be deemed to have been received on the next Business Day.

              (f) The entire principal balance of the Loan, together with all interest accrued thereon, shall be due and payable in full on the Loan Termination Date.

              (g) All agreements herein made are expressly limited so that in no event whatsoever shall the interest and loan charges agreed to be paid to the Bank for the use of the money advanced or to be advanced pursuant to this Agreement exceed the maximum amounts collectible under applicable laws in effect from time to time. If for any reason whatsoever the interest or loan charges paid or contracted to be paid in respect of the Loan shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then, ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by the Bank that exceeds such maximum amounts shall be applied to the reduction of the principal balance of the Loan and/or refunded to Borrower so that at no time shall the interest or loan charges paid or payable in respect of the Loan exceed the maximum amounts permitted from time to time by applicable law. This provision shall control every other provision herein and in any and all other agreements and instruments now existing or hereafter arising between Borrower and the Bank with respect to the Loan.

         2.3 Closing Fee. An aggregate nonrefundable Closing Fee of $13,000 shall be due and payable in full at Closing to the Bank.

         2.4  Alternate Rate of Interest.

              (a) In the event, and on such occasion, that on the date of commencement of any Interest Period for a Loan, Bank shall have reasonably determined:

                  (i) That dollar deposits in the amount of the requested principal amount of the Loan are not generally available to first-class banks in the London Interbank Market;

                  (ii) That the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to Bank of making or maintaining the Loan during such Interest Period; or

                  (iii) That reasonable means do not exist for ascertaining the LIBO Rate generally,

         Bank shall, as soon as practicable thereafter, give written or telephonic notice of such determination to the Borrower. In the event of any such determination, the Loan shall thereafter bear interest at a rate based upon such other comparable reference rate as reasonably determined by Bank.

         2.5  Change in Circumstances.

              (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable Laws or regulations or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation (but not the rates) of payments to Bank under any Loan made by Bank or any other fees or amounts payable hereunder (other than taxes imposed on the overall net income or net profits of Bank by the country in which Bank is located, or by the jurisdiction in which Bank has its principal office, or by any political subdivision or taxing authority therein), or shall impose, modify, or deem applicable any reserve requirement, special deposit, insurance charge (including FDIC insurance on Eurodollar deposits) or similar requirements against assets of, deposits with or for the account of, or credit extended by, Bank or shall impose on Bank or the London Interbank Market any other condition affecting this Agreement or Loan made by Bank, and the result of any of the foregoing shall be to increase the cost to Bank of making or maintaining its Loan or to reduce the amount of any sum received or receivable by Bank for any of its Loan hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by Bank to be material, then the Borrowers will pay to Bank such additional amount or amounts as will reasonably compensate Bank for such additional costs.

              (b) If either:

                  (i) The introduction of, or any change in, or in the interpretation of, any United States or foreign law, rule or regulation; or

                  (ii) Compliance with any directive, guidelines or request from any central bank or other United States or foreign governmental authority (whether or not having the force of law) promulgated or made after the date hereof (but excluding, however, any law, rule, regulation, interpretation, directive, guideline or request contemplated by or resulting from the report dated July, 1988, entitled "International Convergence of Capital Measurement and Capital Standards" issued by the Basic Committee on Banking Regulations and Supervisory Practices), affects or would affect the amount of capital required or expected to be maintained by Bank (or any lending office of Bank) or any corporation directly or indirectly owning or controlling Bank (or any lending office of Bank) based upon the existence of this Agreement, and Bank shall have determined that such introduction, change or compliance has or would have the effect of reducing the rate of return on Bank's capital or on the capital of such owning or controlling corporation as a consequence of its obligations hereunder to a level below that which Bank or such owning or controlling corporation could have achieved but for such introduction, change or compliance (after taking into account Bank's policies or the policies of such owning or controlling corporation, as the case may be, regarding capital adequacy) by an amount deemed by Bank (in its sole discretion) to be material, then the Borrower will pay to Bank such additional amount or amounts as will compensate Bank for such reduction attributable to making, funding and maintaining the Loan.

              (c) A certificate of Bank setting forth such amount or amounts as shall be necessary to compensate Bank (or its participating banks or other entities pursuant to this Agreement), as specified in Paragraph (a) or (b) above, as the case may be, shall be delivered to Borrower and shall be conclusive absent manifest error; provided, however, that the Borrower shall be responsible for compliance herewith and the payment of increased costs only to the extent:

                  (i) Any change in applicable Laws giving rise to increased costs occurs after the date of this Agreement; and

                  (ii) Such change in Laws or the application thereof applies generally to the banking industry and is not the result of the Bank having inadequate or substandard capital as determined by its regulators; and

                  (iii) The affected Bank gives notice of the change giving rise to increased costs within one hundred eighty (180) Business Days after the date on which Bank has, or with reasonable diligence should have had, knowledge of the change, or else Bank can only collect costs from and after the date of the notice.

         Subject to the foregoing, the Borrower shall pay the affected Bank the amount shown as due on any such certificate within ten (10) days after its receipt of such certificate.

              (d) The protection of this Paragraph 2.5 shall be available to Bank regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition that shall have been imposed.

         2.6 Change in Legality. Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for Bank to make or maintain a Eurodollar Loan, then, by written notice to the Borrower, the Loan shall thereafter bear interest at a rate based upon such other comparable reference rate as reasonably determined by Bank.

         2.7  Optional Prepayment - Premiums in Certain Events.

              (a) The Borrower may, upon three (3) Business Day's prior written notice to the Bank, and upon payment of all premiums set forth in Subparagraph
(c) below, prepay the Loan prior to the next Interest Payment Date, in whole or in part.

              (b) Each notice of prepayment of the Loan shall specify the date and amount of such prepayment and shall be irrevocable. Each partial prepayment of the Loan shall be in an aggregate principal amount which is the lesser of $100,000.00 or an integral multiple thereof. Interest on the amount prepaid accrued to the prepayment date shall be paid on such date.

              (c) Upon prepayment of the Loan on a date other than the relevant Interest Payment Date, Borrower shall pay to Bank, in addition to all other payments then due and owing the Bank, premiums which shall be equal to an amount, if any, reasonably determined by Bank to be the difference between the rate of interest then applicable to the Loan and the yield Bank receives upon reinvestment of so much of the Loan as is prepaid from the date of prepayment until the end of such Interest Period. Anything in this Paragraph 2.7(c) to the contrary notwithstanding, the premiums payable upon any such prepayment shall not exceed the amount, if any, reasonably determined by Bank to be the difference between the rate of interest then applicable to the Loan and the yield that Bank could receive upon reinvestment in the "Floor Reinvestment" of so much of the Loan as is prepaid. For purposes hereof, "Floor Reinvestment" shall mean an investment for the time period from the date of such prepayment to the end of the current Interest Period applicable to the Loan at an interest rate per annum equal to the Federal Fund Rate "offered" as published in the Wall Street Journal on the date of such prepayment. All determinations, estimates, assumptions, allocations and the like required for the determination of such premiums shall be made by Bank in good faith and shall be presumed correct absent demonstrable error.

                         SECTION 3. CONDITIONS PRECEDENT

         The obligation of the Bank to fund the Loan is subject to the following conditions precedent:

         3.1 Documents Required for the Closing. The Borrower shall have delivered to the Bank prior to the initial disbursement of the Loan the following:

              (a) The Note;

              (b) The Pledge Agreement in the form attached hereto as Exhibit E, duly executed by SARC/DeLand, Inc.;

              (c) The ARC Guaranty, duly executed by the Guarantor, and the Symbion Guaranty, duly executed by Symbion;

              (d) A Subordination Agreement, in form and substance acceptable to Bank, duly executed by Surgicare of DeLand, Inc.;

              (e) A Subordination Agreement, in form and substance acceptable to Bank, duly executed by ARC Management Services, Inc.;

              (f) The Mortgage, duly executed by Borrower;

              (g) The Financing Statements required by Section 4;

              (h) Copies of the resolutions of the board of directors of the general partner of the Borrower, of the board of directors of the Guarantor, and of the board of directors of Symbion, respectively, certified by the corporate secretary or assistant secretary of each as of the date of Closing, authorizing the execution, delivery and performance of this Agreement and, as applicable, the Note, the Loan Documents, and each other document to be delivered pursuant hereto;

              (i) A copy, certified as of the most recent date practicable, by the Florida Secretary of State of Borrower's Certificate of Limited Partnership, together with a certificate dated the date of the Closing of Borrower's general partner to the effect that such documents have not been amended since the date of the aforesaid Secretary of State certifications;

              (j) A copy of Borrower's Partnership Agreement certified by Borrower's general partner as of the date of the Closing;

              (k) A certificate dated the date of the Closing of the secretary of the general partner of the Borrower, the Guarantor and Symbion as to the incumbency and signatures of their respective officers executing this Agreement, the Note, the ARC Guaranty, the Symbion Guaranty, the Collateral Documents, and each other document to be delivered pursuant hereto;

              (l) Certificates, as of the most recent dates practicable, of the Tennessee Secretary of State and the Secretary of State of each state in which Borrower, Symbion or Guarantor is qualified as a foreign entity as to the existence and/or good standing of Borrower, Symbion and Guarantor;

              (m) A written opinion of the Borrower's, Symbion's and Guarantor's counsel, dated the date of the Closing, in form satisfactory to the Bank.

              (n) A certificate, dated the date of the Closing, signed by the president, vice president, chief financial officer, or corporate controller of the general partner of the Borrower and the Guarantor to the effect that:

                  (i)   The representations and warranties set forth within
Section 5 are true as of the date of the Closing;

                  (ii) No Event of Default or Unmatured Default has occurred as of such date;

                  (iii) All of the Collateral Documents are in full force and effect.

              (o) Bank shall have received (i) two (2) prints of an original survey of the real property (the "Land") to be encumbered pursuant to the Mortgage and improvements thereon dated not more than sixty (60) days prior to the date of this Agreement (or dated such earlier date, if any, as is satisfactory to the Title Insurer, but in any event not more than one hundred eighty (180) days prior to the date of this Agreement) satisfactory to Bank and the Title Insurer and otherwise complying with Exhibit F, and (ii) a flood insurance policy in an amount equal to the lesser of the maximum Loan amount or the maximum amount of flood insurance available under the Flood Disaster Protection Act of 1973, as amended, and otherwise in compliance with the requirements of the Loan Documents, or evidence satisfactory to Bank that none of the Land is located in a flood hazard area;

              (p) Bank shall have received and approved an ALTA title insurance policy, issued by the Title Insurer (which shall be approved by the Bank) in the maximum amount of the Loan plus any other amount secured by the Mortgage, on a coinsurance and/or reinsurance basis if and as required by Bank, insuring without exclusion or exception for creditors' rights that the Mortgage constitutes a valid lien covering the Land and all improvements thereon, having the priority required by Bank and subject only to those exceptions and encumbrances (regardless of rank or priority) Bank approves, in a form acceptable to Bank, and with all "standard" exceptions which can be deleted, including the exception for matters which a current survey would show, deleted to the fullest extent authorized under applicable title insurance rules, and Borrower shall satisfy all requirements therefor permitted; containing no exception for standby fees or real estate taxes or assessments other than those for the year in which the closing occurs to the extent the same are not then due and payable and endorsed "not yet due and payable" and no exception for subsequent assessments for prior years; providing full coverage against mechanics' and materialmen's liens to the extent authorized under applicable title insurance rules, and Borrower shall satisfy all requirements therefor; insuring that no restrictive covenants shown in the Title Insurance have been violated, and that no violation of the restrictions will result in a reversion or forfeiture of title; insuring all appurtenant easements; insuring that fee simple indefeasible or marketable (as coverage is available) fee simple title to the Land and the improvements thereon is vested in Borrower; containing such affirmative coverage and endorsements as Bank may require and are available under applicable title insurance rules, and Borrower shall satisfy all requirements therefor; and insuring any easements, leasehold estates or other matters appurtenant to or benefiting the Land and/or the improvements located thereon as part of the insured estate; insuring the right of access to the Land to the extent authorized under applicable title insurance rules, and Borrower shall satisfy all requirements therefor. Borrower and Borrower's counsel shall not have any interest, direct or indirect, in the Title Insurer (or its agent) or any portion of the premium paid for the Title Insurance; and

              (q) Bank shall have received and approved evidence satisfactory to Bank that no portion of the Land is "wetlands" under any applicable law and that the Land does not contain and is not within or near any area designated as a hazardous waste site by any governmental authority, that neither the Land nor any adjoining property contains or has ever contained any substance classified as hazardous or toxic (or otherwise regulated, such as, without limitation, asbestos, radon and/or petroleum products) under any law or governmental requirement pertaining to health or the environment, and that neither the Property nor any use or activity thereon violates or is or could be subject to any response, remediation, clean-up or other obligation under any law or governmental requirement pertaining to health or the environment including without limitation, a written report of an environmental assessment of the Property, made within thirty (30) days prior to the date of this Agreement, by an engineering firm, and of a scope and in form and content satisfactory to Bank, complying with Bank's established guidelines, showing that there is no evidence of any such substance which has been generated, treated, stored, released or disposed of in the Property, and such additional evidence as may be required by Bank. All reports, drafts of reports, and recommendations, whether written or oral, from such engineering firm shall be made available and communicated to Bank.

         3.2 Legal Matters. At the time of the Closing and thereafter, all legal matters incidental to the Loan shall be satisfactory to Bank and its counsel.

                         SECTION 4. COLLATERAL SECURITY

         4.1 Composition of the Collateral. The property in which a security interest is granted pursuant to the provisions of Paragraphs 4.2 and 4.3 and pursuant to the Collateral Documents is herein collectively called the "Collateral." The Collateral, together with all of the Borrower's other property of any kind, both real and personal, held by, assigned to, mortgaged to or conveyed in favor of the Bank, shall stand as one general, continuing collateral security for all Obligations and may be retained by the Bank until all Obligations have been satisfied in full.

         4.2 Rights in Property Held by the Bank. As security for the prompt satisfaction of all Obligations and all Guaranties of the Obligations, the Borrower hereby assigns, transfers and sets over to the Bank all of its right, title and interest in and to, and grants the Bank a lien on and a security interest in, all amounts that may be owing from time to time by the Bank to the Borrower in any capacity, including, but without limitation, any balance or share belonging to the Borrower of any deposit or other account with the Bank, which lien and security interest shall be independent of any right of set-off which the Bank may have. In particular,

Borrower hereby acknowledges that the Bank shall have full rights of setoff with respect to the certificate of deposit referenced in Paragraph 6.16.

         4.3 Rights in Property of the Borrower. As further security for the prompt satisfaction of all Obligations, the Borrower hereby collaterally assigns to the Bank all of its right, title and interest in and to, and grants the Bank a lien upon and security interest in, all of the following, wherever located, whether now owned or hereafter acquired, together with all substitutions, replacements, improvements, accessions or appurtenances thereto, and proceeds (including, without limitation, insurance proceeds) thereof:

              (a) Accounts;
              (b) Chattel Paper;
              (c) Documents;
              (d) Equipment;
              (e) General Intangibles;
              (f) Instruments;
              (g) Inventory; and
              (h) All Records pertaining thereto or to any other Collateral; and
              (i) any other personal property, whether tangible or intangible, now owned or hereafter acquired by Borrower.

         4.4 Priority of Liens. The foregoing liens shall be first and prior liens except for any Permitted Liens on assets which have priority or would have priority by the operation of Laws.

         4.5  Financing Statements.

              (a) The Borrower will:

                  (i) Join with the Bank in executing such additional Financing Statements (including amendments thereto and continuation statements thereof) in form satisfactory to the Bank;

                  (ii) pay or reimburse the Bank for all costs and taxes of filing or recording the same in such public offices as the Bank may designate, and reimburse the Bank for performing subsequent verification searches following Closing in each applicable jurisdiction.

              (b) A carbon, photographic, or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

              (c) To the extent lawful, the Borrower hereby appoints the Bank as its attorney-in-fact (without requiring the Bank to act as such) to execute any Financing Statement in the name of the Borrower and to perform all other acts that the Bank deems appropriate to perfect and continue the Bank's security interest in, and to protect and preserve, the Collateral.

         4.6 Collection of Notes and Receivables. Following the occurrence of any Event of Default and for so long as such Event of Default remains uncured, upon prior written demand of the Bank, Borrower shall deposit or cause to be deposited, all checks, drafts, cash, and other remittances received in payment of services rendered or in payment or on account of its accounts and notes receivable, immediately upon receipt thereof with Bank in a special "lockboxed" bank account maintained with Bank, over which the Bank alone shall have power or withdrawal. The funds in said special bank account shall be held by the Bank as security for all loans made hereunder and all other Obligations. Said proceeds shall be deposited in precisely the form received, except for the endorsement of Borrower where necessary to permit collection, which endorsement Borrower agrees to make and which Bank also hereby is irrevocably authorized to make on its behalf. Pending such deposit, Borrower agrees that it will not commingle any such checks, drafts, cash and other remittances with any of its funds or property, but will hold them separate and apart therefrom and upon an express trust for the Bank until deposit thereof is made in the said special bank account. On a daily basis, Bank will apply the whole or any part of the collected funds on deposit in the said special bank account against the principal and/or interest of any loans made hereunder and/or on Borrower's other Obligation's secured hereby, the order and method of such application to be in the discretion of the Bank. Any portion of said funds on deposit in the special bank account that the Bank elects not to apply will be paid over by Bank to Borrower.

                    SECTION 5. REPRESENTATIONS AND WARRANTIES

         To induce the Bank to enter into this Agreement, the Borrower and Guarantor, jointly and severally, represent and warrant to Bank as follows:

         5.1 Due Organization and Qualification. Borrower is a limited partnership duly organized, validly existing and in good standing under the Laws of the state of Florida; Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the state of Tennessee; Symbion is a corporation duly organized, validly existing and in good standing under the Laws of the state of Tennessee; Borrower has no Subsidiaries; the Borrower, Guarantor and Symbion have the lawful power to own their properties and to engage in the business they conduct, and each is duly qualified and in good standing in the jurisdictions wherein the nature of the business transacted by it or property owned by it is both material and makes such qualification necessary; Florida is the only state in which the Borrower is qualified to do business as of the Closing Date; and the addresses of all places of business of the Borrower and of the chief executive office of the Guarantor as of the Closing Date are as set forth in Schedule 5.1;

         5.2 No Conflicting Agreement. None of the Borrower, the Guarantor or Symbion is in default with respect to any existing Indebtedness, and the making and performance of this Agreement, the Note and the Collateral Documents will not (immediately, or with the passage of time or the giving of notice, or both):

              (a) Violate any provisions of the Constituent Documents of the Borrower, the Guarantor or Symbion, or violate any Laws, or result in a default under any material contract, agreement, or instrument to which the Borrower, the Guarantor or Symbion is a party or by which the Borrower, Guarantor or Symbion or any of their respective property is bound; or

              (b) Result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of the Borrower except in favor of the Bank;

         5.3 Capacity. The Borrower, the Guarantor and Symbion have the power and authority to enter into and perform this Agreement, the Note and the Collateral Documents, as applicable, and to incur the Obligations herein and therein provided for, and have taken all action necessary to authorize the execution, delivery, and performance of this Agreement, the Note and the Collateral Documents;

         5.4 Binding Obligations. This Agreement and the Collateral Documents are, and the Note when delivered will be, valid, binding, and enforceable in accordance with their respective terms subject to the general principles of equity (regardless of whether such question is considered in a proceeding in equity or at law) and to applicable bankruptcy, insolvency, moratorium, fraudulent or preferential conveyance and other similar laws affecting generally the enforcement of creditors' rights;

         5.5 Pledged Interests. The Pledged Interest constitutes all of Guarantor's ownership interest in the Borrower; and such Pledged Interest has been duly issued, is fully paid and non-assessable, and is free of all claims, security interests, liens, charges and encumbrances other than transfer restrictions set forth in the Partnership Agreement of Borrower;

         5.6 Litigation. Except as set forth on Schedule 5.6, there is no pending or threatened order, notice, claim, litigation, proceeding or investigation against or affecting the Borrower, the Guarantor or Symbion, except where the same could not be reasonably expected to have a Material Adverse Effect;

         5.7 Title. The Borrower has good and marketable title to all of its assets, subject to no security interest, encumbrance or lien, or the claims of any other Person except for Permitted Liens and other liens securing Indebtedness, in the aggregate, of less than $25,000;

         5.8 Financial Statements. The Financial Statements, including any schedules and notes pertaining thereto, have been prepared in accordance with generally accepted accounting principles consistently applied, and fully and fairly present (subject, in case interim Financial Statements to normal, year-end adjustments and the absence of notes) the financial condition of the Borrower, Guarantor and Symbion at the dates thereof and the results of operations for the periods covered thereby, and there has been no Material Adverse Change from June 30, 2000 to the date hereof;

         5.9 No Additional Indebtedness. Except as set forth on Schedule 5.9, the Borrower has no Indebtedness of any nature;

         5.10 Taxes. The Borrower, the Guarantor and Symbion have filed all federal, state and local tax returns and other reports they are required by Laws to file prior to the date hereof and which are material to the conduct of their respective businesses, have paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable prior to the delinquency thereof, and have made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable and have no knowledge of any deficiency or additional assessment in connection with any taxes, assessments or charges not provided for on its books;

         5.11 Licenses; Compliance with Laws. Except to the extent that the failure to comply would not result in a Material Adverse Effect, the Borrower, the Guarantor and Symbion have complied with all applicable Laws with respect to: (1) any licenses, restrictions, specifications, or other requirement pertaining to services that the Borrower, the Guarantor or Symbion performs; (2) the conduct of their respective businesses; (3) the use, maintenance, and operation of the real and personal properties owned or leased by them in the conduct of their respective businesses; and (4) health, safety, worker's compensation, and equal employment opportunity;

         5.12 Consents; Governmental Approvals. Each consent, approval or authorization of, or filing, registration or qualification with, any Person required to be obtained or effected by the Borrower, the Guarantor or Symbion in connection with the execution and delivery of the Loan Documents or the undertaking or performance of any obligation thereunder has been duly obtained or effected; further, no authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery or performance by the Borrower, the Guarantor or Symbion of any Loan Documents to which it is or will be a party, except for approvals which have been obtained and are in full force and effect;

         5.13 Full Disclosure. No representation or warranty by the Borrower, the Guarantor or Symbion contained herein or in any certificate or other document furnished, in light of the circumstances in which they were made, by the Borrower, the Guarantor or Symbion pursuant to this Agreement contains any untrue statement of material fact;

         5.14 Environmental Compliance. The Borrower, the Guarantor or Symbion and their respective assets and operations are in compliance in all material respects with all Environmental Laws;

         5.15 Material Contracts. Except as described on Schedule 5.15 hereto, as of the Closing Date, the Borrower has no material real estate leases, contracts, commitments of any kind (such as shareholder agreements; options; employment agreements; collective bargaining agreements; powers of attorney; bonus, pension and retirement plans; or insurance and welfare agreements but specifically excluding all provider agreements, and equipment leases); all parties (including the Borrower) to all such material real estate leases, contracts and other commitments to which the Borrower is a party have to the best of Borrower's knowledge complied with the provisions of such leases, contracts and other commitments; no party is in default under any provision thereof; and no event has occurred which, but for the giving of notice or the passage of time, or both, would constitute a default;

         5.16 No Commissions. Other than with respect to the fees payable to the Bank hereunder, none of the Borrower, the Guarantor or Symbion has made any agreement or has taken any action which may cause anyone to become entitled to a commission or finder's fee as a result of the making of the Loan;

         5.17 ERISA. None of the Borrower, the Guarantor or Symbion has any Defined Benefit Pension Plans, as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as of the date hereof;

         5.18 Acquisition. SARC/DeLand, Inc. has consummated the acquisition of all of the stock of Surgicare of DeLand, Inc. in accordance with the terms of the Purchase Agreement dated June 30, 2000, a true and correct copy of which has been delivered to Bank.

         5.19 Survival. All of the representations and warranties set forth in
Section 5 shall be true and correct when made and shall survive until all Obligations are satisfied in full.

                        SECTION 6. AFFIRMATIVE COVENANTS

         The Borrower and the Guarantor, jointly and severally, covenant as follows:

         6.1 Use of Proceeds. The Borrower will use the proceeds of the Loan only for the purposes permitted in Paragraph 2.1, and will furnish the Bank such evidence as it may reasonably require with respect to such use.

         6.2 Financial Statements and Reports. The Borrower, Symbion and the Guarantor will furnish the Bank:

              (a) As soon as available and in any event within 30 days after the close of each calendar month (except for the end of each fiscal quarter) in each Fiscal Year of Borrower or Guarantor (as applicable) and within 45 days after the close of each calendar month (except for the end of each fiscal quarter) in each Fiscal Year of Symbion: (i) income statements of the Borrower for such monthly period; (ii) balance sheets of the Borrower as of the end of such monthly period; (iii) consolidated income statements of the Guarantor for such monthly period; (iv) consolidated balance sheets of the Guarantor as of the end of such monthly period; (v) consolidated income statements of Symbion for such monthly period; and (vi) consolidated balance sheets of Symbion as of the end of such monthly period; - all in reasonable detail, subject to year-end audit adjustments and certified by the president or principal financial officer of the Borrower, Guarantor or Symbion, as applicable, to have been prepared in accordance with generally accepted accounting principles consistently applied, except for any inconsistencies explained in such certificate;

              (b) As soon as available and in any event within 45 days after the close of each fiscal quarter (except for the fourth (4th) quarter of each Fiscal
Year) in each Fiscal Year of Borrower, Guarantor or Symbion (as applicable): (i) statements of cash flows of the Borrower for such quarterly year-to-date period;
(ii) income statements of the Borrower for such quarterly period; (iii) balance sheets of the Borrower as of the end of such quarterly period; (iv) consolidated and consolidating statements of cash flows of the Guarantor for such quarterly year-to-date period; (v) consolidated and consolidating income statements of the Guarantor for such quarterly period; (vi) consolidated and consolidating balance sheets of the Guarantor as of the end of such quarterly period; (vii) consolidated and consolidating statements of cash flows of Symbion for such quarterly year-to-date period; (viii) consolidated and consolidating income statements of Symbion for such quarterly period; and (ix) consolidated and consolidating balance sheets of Symbion as of the end of such quarterly period - all in reasonable detail, subject to year-end audit adjustments and certified by the president or principal financial officer of the Borrower, Guarantor or Symbion (as applicable) to have been prepared in accordance with generally accepted accounting principles consistently applied, except for any inconsistencies explained in such certificate;

              (c) As soon as available and in any event within 120 days after the close of each Fiscal Year of the Borrower, the Guarantor or Symbion (as applicable): (i) statements of cash flows of the Borrower for such Fiscal Year;
(ii) income statements of the Borrower for such Fiscal Year; (iii) balance sheets of the Borrower as of the end of such Fiscal Year; (iv) consolidated statements of cash flows of the Guarantor for such Fiscal Year; (v) consolidated income statements of the Guarantor for such Fiscal Year; (vi) balance sheets of the Guarantor as of the end of such Fiscal Year; (vii) consolidated statements of cash flows of Symbion for such Fiscal Year; (viii) consolidated income statements of Symbion for such Fiscal Year; (ix) balance sheets of Symbion as of the end of such Fiscal Year - all in reasonable detail, including all supporting schedules, notes and comments; the statements and balance sheets of Symbion shall be audited by independent certified public accountants selected by the Symbion and acceptable to the Bank, and audited by such accountants to have been prepared in accordance with generally accepted accounting principles consistently applied, except for any inconsistencies explained in such certificate. In addition, within 120 days after the close of such Fiscal Year, the Borrower shall provide to Bank its written statement that it has no knowledge of any Event of Default, or disclosing all Events of Default of which it has obtained knowledge. Bank shall have the right, from time to time, to discuss such financial statements and related business issues directly with such accountants;

              (d) Contemporaneously with each quarterly and Fiscal Year-end financial report required by the foregoing paragraphs (b) and (c), a certificate of the president or chief financial officer of the Borrower, the Guarantor and Symbion (as applicable) stating that: (i) such officer has individually reviewed the provisions of this Agreement; (ii) a review of the activities of the Borrower, the Guarantor and Symbion during such year or quarter-annual period, as the case may be, has been made by such officer or under such officer's supervision, with a view to determining whether the Borrower, the Guarantor and Symbion have fulfilled their respective obligations under this Agreement; and
(iii) to the best of such officers' knowledge, the Borrower, the Guarantor and Symbion have observed and performed each undertaking contained in this Agreement and is not in default in the observance or performance of any of the provisions hereof or, if the Borrower, Guarantor or Symbion shall be so in default, specifying all such defaults and events of which such officer may have knowledge. Such certificate shall further set forth the calculations of the financial ratios and covenants set forth in Paragraph 6.15, including, without limitation, any antecedent calculations and the source of any information that was used in such calculations;

              (e) Immediately upon receipt of the same by Borrower, the Guarantor or Symbion, copies of all management letters and any other reports which are submitted to the Borrower, the Guarantor or Symbion by its independent accountants in connection with any annual or interim audit of the Records of the Borrower, the Guarantor or Symbion by such accountants;

              (f) On or before April 30 of each year, a proforma budget (including both projected maintenance Capital Expenditures and other Capital Expenditures) for such Fiscal Year, in form reasonably satisfactory to the Bank; and

              (g) From time to time such additional information regarding the financial condition or business of the Borrower, the Guarantor or Symbion as the Bank may reasonably request;

         6.3 Good Condition. The Borrower, the Guarantor and Symbion will maintain their respective Equipment, Real Property and other properties in good condition and repair (normal wear and tear excepted), and will pay and discharge or cause to be paid and discharged when due, the cost of repairs to or maintenance of the same, and will pay or cause to be paid all rental or mortgage payments due on such Equipment or Real Property.

         6.4 Insurance; Reinsurance. The Borrower, the Guarantor and Symbion will maintain, public liability, medical malpractice, and fire and extended coverage insurance in such form and amounts as are consistent with industry practices and with such insurers as may be satisfactory to the Bank. Such policies shall name the Bank as an additional insured and loss payee, as its interests may appear, and shall contain a provision whereby they cannot be canceled except after thirty (30) days' written notice to the Bank.

         6.5 Taxes; Copies of Returns. The Borrower, the Guarantor and Symbion will pay, prior to delinquency, all taxes, assessments and charges or levies imposed upon them or on any of their property or which any of them is required to withhold or pay over, except where contested in good faith by appropriate proceedings with adequate security therefor having been set aside in a manner satisfactory to Bank. The Borrower, the Guarantor and Symbion will pay or cause to be paid, all such taxes, assessments, charges or levies forthwith whenever foreclosure on any lien that attaches (or security therefor) appears imminent. Within ten (10) days of Bank's request therefor, the Borrower, the Guarantor and Symbion will furnish the Bank with copies of federal income tax returns filed.

         6.6 Records and Inspection. The Borrower, the Guarantor and Symbion will, when requested so to do, make available during regular business hours any of their business Records for inspection by duly authorized representatives of the Bank, and will furnish the Bank any information regarding their business affairs and financial condition within a reasonable time after written request therefor.

         6.7 Maintenance of Existence; Compliance with Laws; Licenses. The Borrower, the Guarantor and Symbion will take all necessary steps to renew, keep in full force and effect, and preserve their corporate existence, good standing, and franchises, and will comply in all respects with all present and future Laws applicable to them except to the extent that a failure to do so would not have or cause to occur a Material Adverse Effect.

         6.8 Ordinary Course; Pledge of Notes. The Borrower will keep accurate and complete Records of its Accounts, consistent with sound business practices. The Borrower will collect its Accounts only in the ordinary course of business. If any Accounts with aggregate principal balances in excess of $10,000 should be evidenced by promissory notes, then the Borrower shall immediately deliver the same to Bank, appropriately endorsed to Bank's order. The Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and all other notices with respect thereto.

         6.9 Payment of Indebtedness. The Borrower, the Guarantor and Symbion will pay when due from such Person (or within applicable grace periods) all Indebtedness for borrowed money (whether direct or indirect, including Guarantee Obligations) due any Person, except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate security therefor being set aside in a manner satisfactory to the Bank. If default is made by the Borrower, the Guarantor or Symbion in the payment of any principal (or installment thereof) of, or interest on, any such Indebtedness, the Bank shall have the right, in its discretion, to pay such interest or principal for the account of the Borrower, the Guarantor or Symbion and be reimbursed by the Borrower, the Guarantor or Symbion therefor.

         6.10 Notice of Litigation. The Borrower will give immediate notice to the Bank and provide copies to the Bank of: (1) any litigation or proceeding in which the Borrower, the Guarantor or Symbion is a party if an adverse decision therein would require them to pay over more than $100,000.00 or deliver assets the value of which exceeds such sum (if such claim is not considered to be covered by insurance) or pay over more than $250,000.00 (if such claim is considered to be covered by insurance); and (2) the institution of any other suit or proceeding involving any of them, or the overt threat thereof, that might have a Material Adverse Effect on the Borrower, the Guarantor or Symbion.

         6.11 Notice of Default. The Borrower will notify Bank immediately if it becomes aware of the occurrence of any Event of Default or of any fact, condition or event that only with the giving of notice or passage of time or both, could become an Event of Default, or of the failure of the Borrower, the Guarantor or Symbion to observe any of its undertakings hereunder.

         6.12 Notice of Name Change or Location. The Borrower will notify Bank thirty (30) days in advance of any change in (i) the name of the Borrower, the Guarantor or Symbion, (ii) the location of any of the Borrower's places of business, (iii) of the establishment of any new, or the discontinuance of any existing, place of business of the Borrower, or (iv) any change in the location of the chief executive office of the Guarantor. Prior to establishing any new place of business, if requested by Bank, Borrower will deliver to Bank a Landlord's Lien Waiver, Consent and Attornment in the same form as executed upon the Closing.

         6.13 Environmental Compliance. If the Bank has reason to believe that the Borrower, the Guarantor or Symbion has failed to comply with any material Environmental Laws, or there exists a threat of material harm to the environment or Persons, the Bank or their agents shall have the right, but no obligation, at any time during business hours and upon reasonable written notice, to enter upon any property operated by a Borrower, the Guarantor or Symbion and conduct or cause to be conducted an Environmental Phase I audit (or an update of any audit completed in connection with the execution of this Agreement) at Borrower's sole expense and if such Phase I audit (or update) recommends further testing, then the Bank or their agents may require, but shall not be obligated to require, upon reasonable written notice, such further testing at Borrower's sole expense. The Bank or their agents shall use their best efforts to invoke and maintain all applicable privileges over all audit information generated pursuant to this provision. Before ninety (90) days from the date hereof, will comply with the recommendation set forth in Section 6.0 of the Phase I Environmental Site Assessment of the Borrower's Property prepared by VATC Associates, Inc. and dated June 19, 2000.

         6.14 Notice of Environmental Action. If the Borrower, the Guarantor or Symbion shall:

              (a) receive written notice that any material violation of any Environmental Laws may have been committed or is about to be committed by the Borrower, the Guarantor or Symbion;

              (b) receive written notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower, the Guarantor or Symbion alleging any material violation of any Environmental Laws or requiring the Borrower, the Guarantor or Symbion to take any action in connection with the release or threatened release of Hazardous Materials or solid waste into the environment; or

              (c) receive written notice from a federal, state, foreign or local governmental agency or private party alleging that the Borrower, the Guarantor or Symbion is liable or responsible for costs associated with the response to cleanup, stabilization or neutralization of any environmental activity;

then it shall provide the Bank with a copy of such notice within ten (10) Business Days of the Borrower's or the Guarantor's receipt thereof. Subject to the right of the Borrower, the Guarantor or Symbion to contest in good faith any such actions or proceedings, the Borrower and/or the Guarantor shall as promptly as possible resolve, cure and/or have dismissed with prejudice any such actions or proceedings, to the reasonable satisfaction of the Bank. The Borrower shall monitor compliance with Environmental Laws by any and all owners or operators of real property owned or leased by a Borrower, the Guarantor or Symbion.

         6.15 Financial Ratios. The Borrower will maintain or cause to be maintained, the following financial ratios and covenants:

              (a) for each Quarterly Period, (i) beginning with the Quarterly Period ending March 31, 2001, a ratio of Borrower's Cash Flow to the sum of Borrower's Debt Service minus $17,857, of not less than 1.05:1.00, and (ii) beginning with the first Quarterly Period ending after the Compliance Quarter, a ratio of Borrower's Cash Flow to the sum of Borrower's Debt Service of not less than 1.10:1.00;

              (b) At all times, Borrower's cash on hand shall be greater than Borrower's Required Cash Availability. Promptly following a request from Bank, Borrower shall provide evidence reasonably satisfactory to Bank to document compliance with this covenant;

              (c) At all times, the sum of Borrower's Shareholder's Equity plus the outstanding principal balance of all Indebtedness for money borrowed from Guarantor by Borrower shall be greater than $400,000;

              (d) At all times, the Shareholders' Equity of Symbion, calculated on a consolidated basis, shall be greater than $25,000,000 plus eighty-five percent (85%) of (i) the aggregate amount of any new equity raised by Symbion after June 25, 1999 and (ii) the aggregate, cumulative, positive Net Income of Symbion (without any credit or deduction in the event Net Income is a negative number) after June 25, 1999; and

              (e) At the end of each Quarterly Period beginning with the Quarterly Period ending December 31, 2000 and continuing through each Quarterly Period ending thereafter, the ratio of (i) the sum of (A) Symbion's Consolidated Funded Debt less (B) Symbion's Excess Cash to (ii) Symbion's consolidated EBITDA for such Quarterly Period, giving Pro-Forma Effect to any Acquisition made and any Indebtedness incurred therewith as of the date of determination, shall be less than 3.50:1.00.

         6.16 Cash Collateral. Borrower shall cause the certificate of deposit issued by Bank to ARC Worcester Center, L.P. in the amount of $500,000 to be transferred to Borrower, and Borrower shall maintain such certificate of deposit until no longer required to do so pursuant to this Paragraph 6.16. Provided no Event of Default occurs between the date hereof and the Compliance Date and provided no Unmatured Default exists at the Compliance Date, upon the Compliance Date, Borrower shall no longer be required to maintain the certificate of deposit, and this Paragraph 6.16 shall be inapplicable and such funds shall be returned to Borrower in full.

         6.17 Symbion Financing. If, after the date hereof, Symbion enters into any financing arrangement which imposes covenants upon Symbion that are more restrictive than, or in addition to, the covenants imposed hereby, Borrower will promptly notify Bank, and Borrower, Guarantor and Symbion will promptly execute any documentation reasonably requested by Bank to add such covenants to this Agreement.

                          SECTION 7. NEGATIVE COVENANTS

         Borrower and Guarantor hereby covenant and agree, jointly and severally, as follows:

         7.1 Merger or Reorganization. Neither the Borrower nor Guarantor will enter into any merger, consolidation, reorganization or recapitalization, except that (i) one or more Subsidiaries of Guarantor (other than Borrower) may merge with one another or with Guarantor, (ii) Guarantor may enter into a merger with another entity if (A) Guarantor will be the surviving entity, (B) the consolidated Shareholder's Equity of the Guarantor after such merger will equal or exceed the consolidated Shareholder's Equity of the Guarantor before such merger, and (C) Guarantor may issue its stock in connection with a merger of a Subsidiary with another entity if the consolidated Shareholder's Equity of the Guarantor after such merger will equal or exceed the consolidated Shareholder's Equity of the Guarantor before such merger.

         7.2 Sale of Assets. None of the Borrower, Guarantor or Symbion will sell, transfer, lease or otherwise dispose of all or any material part of its assets; provided, however, Borrower, Guarantor and Symbion may in the ordinary course of business (i) replace damaged, obsolete or worn Equipment with Equipment of similar value and use, or (ii) dispose of assets representing no more than 5% of such Person's consolidated total assets.

         7.3 Encumbrances. The Borrower will not: (1) mortgage, pledge, grant or permit to exist a security interest in or lien upon any of its assets of any kind, now owned or hereafter acquired, except for Permitted Liens, or (2) covenant or agree with any Person other than the Bank not to mortgage, pledge, or grant a security interest in or a lien upon its assets; provided that Borrower may make such covenant or agreement with respect to assets securing Purchase Money Indebtedness or Capitalized Lease Obligations incurred in accordance with Paragraph 7.4 of this Agreement.

         7.4 Debts and Other Obligations. The Borrower will not incur, create, assume, or permit to exist any Indebtedness except: (1) the Loan; (2) existing Indebtedness as set forth in Schedule 5.9; (3) trade Indebtedness incurred in the ordinary course of business; (4) contingent Indebtedness permitted by Paragraph 7.8; (5) Indebtedness secured by Permitted Liens; (6) Capitalized Lease Obligations and/or Purchase Money Indebtedness not to exceed, in the aggregate at any one time, $100,000; and Indebtedness owed to Guarantor and incurred pursuant to Paragraph 6.17.

         7.5 Untrue Certificate. None of the Borrower, Guarantor or Symbion will furnish the Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

         7.6 Margin Stock. None of the Borrower, Guarantor or Symbion will not directly or indirectly apply any part of the proceeds of the Loan to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

         7.7 Sale-Leaseback. The Borrower will not enter into any sale-leaseback transaction (in a single transaction or series of transactions) involving assets which represent more than 5% of such Person's total consolidated assets.

         7.8 Guarantee Obligation. The Borrower will not create, incur, suffer to exist a Guarantee Obligation or otherwise become liable for any obligation of any other Person, except: (1) the endorsement of commercial paper for deposit or collection in the ordinary course of business, and (2) leases by the Borrower incurred in the ordinary course of business.

         7.9 Subsidiary. Except for Permitted Investments, the Borrower will not form any Subsidiary or make any investment in or make any loan in the nature of any investment to any Person, except that the Borrower will be permitted to form a Subsidiary upon prior written notice to Bank if the Borrower (i) pledges its ownership in the Subsidiary as collateral security for the Obligations, and
(ii) causes such Subsidiary to pledge all of its assets as collateral security for the Obligations.

         7.10 Loans and Advances. None of the Borrower, Guarantor or Symbion will make any loan or advance to any officer, shareholder, director or employee of such Person, except for temporary advances in the ordinary course of business not to exceed $50,000.00 in the aggregate principal amount at any time outstanding.

         7.11 Investments. None of the Borrower, Guarantor or Symbion will purchase or otherwise invest in or hold securities, non-operating real estate outside the normal course of business, or other non-operating assets, except:
(1) Permitted Investments; (2) the present or future investment in any such assets; and (3) operating assets that hereafter become non-operating assets.

         7.12 Acquisitions. The Borrower will not make an Acquisition of any Person.

         7.13 Affiliate Transactions. None of the Borrower, Guarantor or Symbion will, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate on terms that are less favorable to the Borrower, Guarantor or Symbion than those that would be obtainable at the time from any Person who is not an Affiliate. Until the Compliance Date, Borrower shall not make any payment of principal or interest owed on any indebtedness of Borrower to Guarantor, Symbion or any other Affiliate of Borrower.

         7.14 ERISA Compliance. None of the Borrower, Guarantor or Symbion will establish or set up any Defined Benefit Pension Plans, except for a Defined Benefit Pension Plan assumed by Symbion in connection with an Acquisition.

         7.15 Borrower Distributions. The aggregate of all Borrower Distributions for any Fiscal Year of Borrower shall not exceed the sum of Net Income of Borrower for such Fiscal Year plus federal and state income taxes deducted in determining such Net Income for two consecutive Fiscal Years of Borrower.

         7.16 Symbion Merger or Reorganization. Symbion will not enter into any merger, consolidation, reorganization or recapitalization.

                               SECTION 8. DEFAULT

         8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

              (a) The Borrower shall fail to pay within three (3) business days of the date when due any installment of principal or interest payable hereunder, or shall fail to pay within five (5) business days of written notice any fee payable hereunder.

              (b) The failure to achieve any of the financial covenants contained in Paragraph 6.15.

              (c) The Borrower, Symbion or Guarantor shall fail to observe or perform any obligation or covenant to be observed or performed by any of them, jointly or severally, under any of the Loan Documents; provided, however, if such failure is not related to the payment of money, the breach of a financial covenant contained in Paragraph 6.15, or the breach of any negative covenant in
Section 7 of this Agreement or Section 6 of the Mortgage, Borrower, Symbion or Guarantor (as applicable) shall have fifteen (15) days after such Person's knowledge of such breach to cure or cause to be cured such failure.

              (d) The Borrower, Symbion or Guarantor shall fail to pay any Indebtedness for borrowed money (whether direct or indirect, including guarantees of borrowed money due from Subsidiaries) due any Person other than Bank and such failure shall continue beyond any applicable grace period and shall equal or exceed, either individually or in the aggregate, $25,000.00 in amount.

              (e) A Material Adverse Effect shall result from any breach of or event of default arising under any agreement binding the Borrower, Symbion or

Guarantor that results in a Material Adverse Change in the financial condition of the Borrower, Symbion or Guarantor, as determined by Bank in its reasonable discretion.

              (f) Any financial statement, representation, warranty or certificate made or furnished by Borrower, Symbion or Guarantor in connection with this Agreement or the Loan, or as inducement to the Bank to enter into this Agreement, or in any separate statement or document to be delivered hereunder to the Bank, shall be materially false, incorrect, or incomplete when made, in light of the circumstances under which it was made.

              (g) The Borrower, Symbion or Guarantor shall admit its inability to pay debts as they mature, or shall make an assignment for the benefit of its or any of its creditors.

              (h) Proceedings in bankruptcy, or for reorganization of Borrower, Symbion or Guarantor, or for the readjustment of any of their respective debts, under the United States Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by the Borrower, Symbion or Guarantor, or shall be commenced against the Borrower, Symbion or Guarantor, and not dismissed within sixty (60) days of such an involuntary filing.

              (business or materially change the nature of any of their respective businesses.

              (i) A judgment creditor of the Borrower, Symbion or Guarantor shall obtain possession of any Collateral or other assets by any means, including, but without limitation, levy, distraint, replevin or self-help.

              (j) Any proceeding shall be instituted against the Borrower, Symbion or Guarantor, which is likely (taking into account the probability of an adverse determination and the exhausting of all appeals) to have a Material Adverse Effect, as determined by Bank in its reasonable discretion.

              (k) The Borrower, Symbion or Guarantor shall default beyond any applicable grace period in any other Indebtedness (excluding the Obligations) owed to the Bank, or any of them, or under any other agreements for credit or borrowed money it may have with Bank, jointly or severally, directly or indirectly, whether matured or unmatured.

              (l) A Change of Control shall have occurred.

              (m) Any event which results in the principal executive management functions of Symbion and its Subsidiaries being vested in, and the responsibility of, less than four of Clifford G. Adlerz, Richard E. Francis, Kenneth C. Mitchell, Charles T. Neal and William V. B. Webb.

              (n) Violation by Borrower of any provision of any of the Subordination Agreements.

              (o) An event or series of events shall occur by which:

                  (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) shall become the "beneficial owner" (within the meaning of Rule 13d-3 and /or Rule 13d-5 under the Securities Exchange Act of 1934, except that a Person shall be deemed to have "beneficial ownership" of all shares that such Person has the right to acquire without condition, other than the passage of time, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty percent (30%) or more of the combined voting power of all securities of Symbion entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency (other than the passage of time), excluding, however, any such person or group that is a record of "beneficial owner" of such securities in any amount on the date of this Agreement; or

                  (ii) individuals who at the beginning of any period of two (2) consecutive calendar years constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by Symbion's shareholders was approved by a vote of at least two-thirds (2/3) of the members of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the members of the Board of Directors then in office.

         8.2 Acceleration. Upon the occurrence of any of such Events of Default, the Bank may, at its option, immediately terminate the obligation to make any further advances and/or declare the principal and interest accrued on the Note and all other Obligations to be immediately due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest, or any notice of any kind except as set forth above; provided, that in the case of the Events of Default specified in clause (g), (h) or (i) above with respect to Borrower, without any notice to Borrower or any act by the Bank, the Note and all other Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower. In addition, and regardless of whether the Note has been accelerated, the Bank may upon the occurrence of any Event of Default elect to charge interest at the Default Rate set forth in the Note.

         8.3 Remedies. After any acceleration, as provided for in Paragraph 8.2, the Bank shall have, in addition to the rights and remedies given it by the Loan Documents, all those allowed by all applicable Laws, including, but without limitation, the UCC as enacted in any jurisdiction in which any Collateral may be located. Without limiting the generality of the foregoing, the Bank may immediately, without demand of performance and without other notice (except as specifically required by the Loan Documents) or demand whatsoever to the Borrower, all of which are hereby expressly waived, and without advertisement, sell at public or private sale, in any manner and at any location authorized by Laws, or otherwise realize upon, the whole, or, from time to time, any part of the Collateral, or any interest which the Borrower may have therein. After deducting from the proceeds of sale or other disposition of the Collateral all expenses (including all reasonable expenses for legal services), the Bank shall apply such proceeds toward the satisfaction of the Obligations. Any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as required by applicable Laws. Notice of any sale or other disposition shall be given to the Borrower at least ten (10) days before the time of any intended public sale or of the time after which any intended private sale or other disposition of the Collateral is to be made, which the Borrower hereby agrees shall be reasonable notice of such sale or other disposition. The Borrower agrees to assemble, or to cause to be assembled, at its own expense, the Collateral at such place or places as the Bank shall designate. At any such sale or other disposition, the Bank may, to the extent permissible under applicable Laws, purchase the whole or any part of the Collateral, free from any right of redemption on the part of the Borrower, which right is hereby expressly waived and released.

              Without limiting the generality of any of the rights and remedies conferred upon the Bank under this Paragraph 8.3, the Bank may, to the full extent permitted by applicable Laws:

              (a) Enter upon the premises of the Borrower, exclude therefrom the Borrower, any Subsidiary or any officer or employee thereof, and take immediate possession of the Collateral, either personally or by means of a receiver appointed by a court of competent jurisdiction, using all necessary and lawful self-help to do so;

              (b) At the Bank's option, use, operate, manage and control the Collateral in any lawful manner;

              (c) Collect and receive all receivables, rents, income, revenue, earnings, issues and profits therefrom; and

              (d) Maintain, repair, renovate, alter or remove the Collateral as the Bank may determine in its discretion.

                            SECTION 9. MISCELLANEOUS

         9.1 Construction. The provisions of this Agreement shall be in addition to those of any guaranty, pledge or security agreement, note or other evidence of liability held by the Bank, all of which shall be construed as complementary to each other; provided, in the event of any inconsistency, the provisions of this Agreement shall control. Nothing herein contained shall prevent the Bank from enforcing any or all other notes, guaranties, pledge or security agreements in accordance with their respective terms.

         9.2 Further Assurance. From time to time, the Borrower, Guarantor and Symbion will execute and deliver to the Bank such additional documents and will provide such additional information as the Bank may reasonably require to carry out the terms of this Agreement and be informed of the Borrower's operations, business and condition

         9.3 Enforcement and Waiver by the Bank. The Bank shall have the right at all times to enforce the provisions of the Loan Documents in strict accordance with the terms thereof, notwithstanding any conduct or custom on the part of the Bank in refraining from so doing at any time or times. The failure of the Bank at any time or times to enforce their rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of the Loan Documents or as having in any way or manner modified or waived the same. All rights and remedies of the Bank is cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

         9.4 Expenses of the Bank. The Borrower will, on demand, reimburse the Bank for all out-of-pocket expenses, including the reasonable fees and expenses of legal counsel for the Bank, incurred by the Bank in connection with the preparation, administration, amendment, modification, or enforcement of the Loan Documents and the collection or attempted collection of the Note.

         9.5 Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered when delivered in person, or when sent by certified mail, postage prepaid, return receipt requested, by overnight courier service, or by facsimile to the address and/or telecopy number as follows, unless such address or number is changed by written notice hereunder.

         (a)  If to the Borrower, SARC/Ft. Myers,
              the Surgery Center or
              Guarantor:                   Symbion, Inc.
                                           3401 West End Avenue, Suite 760
                                           Nashville, Tennessee  37203
                                           Attn:  Ken Mitchell
                                           Telecopy:  (615) 234-5999

              with a copy (which           Waller Lansden Dortch & Davis, PLLC
              shall not constitute         511 Union Street, Suite 2100
              notice) to:                  Nashville, Tennessee 37219
                                           Attention:  Robert L. Harris
                                           Telecopy:  (615) 244-6804

         (b)  If to the Bank:              Bank of America, N.A.
                                           One Bank of America Plaza
                                           Nashville, Tennessee  37239
                                           Attention:  Sandy Hamrick
                                           Telecopy:  (615) 749-4951

              with a copy (which           Sherrard & Roe, PLC
              shall not constitute         424 Church Street, Suite 2000
              notice) to:                  Nashville, Tennessee 37219
                                           Attention:  Mike Roberts
                                           Telecopy:  (615) 742-4539

         9.6 Waiver and Release. To the maximum extent permitted by applicable Laws, the Borrower:

              (a) Waives: (1) protest of all commercial paper at any time held by the Bank on which the Borrower, Guarantor or Symbion is in any way liable; and (2) notice and opportunity to be heard, after acceleration in the manner provided in Paragraph 8.2, before exercise by the Bank of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with the Borrower, Guarantor or Symbion, and, except where required hereby or by any applicable Laws, notice of any other action taken by the Bank; and

              (b) Releases the Bank, and its officers, directors, attorneys, employees, and agents from all claims for loss or damage caused by any act or omission on the part of any of them except for gross negligence, recklessness or willful misconduct.

         9.7 Indemnification. Borrower hereby indemnifies and holds the Bank, and its officers, directors, employees and agents free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including, without limitation, reasonable counsel fees and disbursements, incurred by the Bank as a result of, or arising out of, or relating to the execution, delivery, performance or enforcement of the Loan Documents or any instrument contemplated therein, except for the Bank's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such liabilities and costs permitted under applicable Laws.

         9.8 Applicable Laws. The Laws of the State of Tennessee, other than its conflicts of laws rules, shall govern the construction and interpretation of this Agreement and the validity and enforceability of this Agreement, and of its provisions and the transactions pursuant to this Agreement, except for those transactions for which the parties have chosen other laws to govern or for which other mandatory choice of law rules apply.

         9.9 Binding Effect, Assignment and Entire Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of the Bank. This Agreement and the documents executed and delivered pursuant hereto constitute the entire agreement between the parties, and supersede all prior agreements and understandings among the parties hereto. This Agreement may be amended only by a writing signed on behalf of each party.

         9.10 Severability. If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

         9.11 Counterparts. This Agreement may be executed by the parties independently in any number of counterparts, all of which together shall constitute but one and the same instrument which is valid and effective as if all parties had executed the same counterpart.

         9.12 Venue. It is agreed that venue for any action arising in connection with this Agreement or the Obligations secured hereby shall lie exclusively with courts sitting in the State of Tennessee, unless the Bank otherwise agrees in writing.

         9.13 Arbitration. Any controversy or claim between or among the parties hereto including, but not limited to, those arising out of or relating to this instrument, agreement or document or any related instruments, agreements or documents, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of J.A.M.S./Endispute or any successor thereof ("J.A.M.S."), and the "Special Rules" set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action.

              (a) Special Rules. The arbitration shall be conducted in the city of the Borrower's domicile at time of the execution of this instrument, agreement or document and administered by J.A.M.S. who will appoint an arbitrator; if J.A.M.S. is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within 90 days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional 60 days.

              (b) Reservation of Rights. Nothing in this arbitration provision shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this arbitration provision; or (ii) be a waiver by the Bank of the protection afforded to it by 12 U.S.C. Sec. 91 or any substantially equivalent state law; or (iii) limit the right of the Bank hereto (a) to exercise self help remedies such as (but not limited to) setoff, or (b) to foreclose against any real or personal property collateral, or (c) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession or the appointment of a receiver. The Bank may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this instrument, agreement or document. Neither this exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

         9.14 Right of Setoff. Borrower, Guarantor and Symbion acknowledge that Bank shall retain its common law right of setoff with respect to any of the Obligations.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BANK:                               BORROWER:

BANK OF AMERICA, N.A.               DELAND SURGERY CENTER, LTD.
                                    a Florida Limited Partnership

                                    By:    Surgicare of DeLand, Inc.,
                                           its General Partner

BY: /s/ Sandy Hamrick               BY:    /s/ Charles T. Neal
    --------------------                   -------------------

TITLE: Sr. Vice President           TITLE: President and Chief Executive Officer
       ------------------                  -------------------------------------

                                    BY:    /s/ William V.B. Webb
                                           ---------------------

                                    TITLE: Chief Development Officer and Sr. VP
                                           ------------------------------------


                                    GUARANTOR:

                                    SYMBION AMBULATORY RESOURCE CENTRES, INC.


                                    BY:    /s/ William V.B. Webb
                                           ---------------------

                                    TITLE: Chief Development Officer and Sr. VP
                                           ------------------------------------

                                    BY:    /s/ Charles T. Neal
                                           -------------------

                                    TITLE: President and Chief Executive Officer
                                           -------------------------------------

                                    EXHIBIT F

                               SURVEY REQUIREMENTS


         (1) Field Note Description. The Survey shall contain a certified metes and bounds description complying with the following: (a) the beginning point shall be established by a monument located at the beginning point, or by reference to a nearby monument; (b) the sides of the Land shall be described by giving the distances and bearings of each; (c) the distances, bearings, and angles shall be taken from an instrument survey by a registered professional engineer or registered professional land surveyor; (d) curved sides shall be described by data including: length of arc, central angle, radius of circle for the arc and chord distance, and bearing; (e) the description shall be a single perimeter description of the entire Land, if and as instructed, there shall also be a separate metes and bounds description of one or more constituent tracts out of the Land; (f) the description shall include a reference to all streets, alleys, and other rights-of-way that abut the Land, and the width of all rights-of-way mentioned shall be given the first time these rights-of-way are referred to; (g) for each boundary line abutting a street, road, alley or other means of access, the description must, in calling the boundary line, state that the boundary line and the right-of-way line are the same; (h) if the Land has been recorded on a map or plat as part of an abstract or subdivision, reference to such recording data shall be made; and (i) the total acreage and square footage of the Land shall be certified.

         (2) Lot and Block Description. If the Land consists of one or more complete lots or blocks included within a properly established recorded subdivision or addition, then a lot and block description will be an acceptable substitute for a metes and bounds description, provided that the lot and block description must completely and properly identify the name or designation of the recorded subdivision or addition and give the recording information therefor.

         (3) Map or Plat. The Survey shall also contain a certified map or plat clearly showing the following: (a) the Land; (b) the relation of the point of beginning of the Land to the monument from which it is fixed; (c) all easements, streets, roads, alleys and rights-of-way on or abutting the Land, showing recording information therefor by volume and page; (d) if the Land has been recorded on a map or plat as part of an abstract or subdivision, all survey lines must be shown, and all lot and block lines (with distances and bearings) and numbers, must be shown; (e) the established building setback lines, if any, including those by restrictive covenant, recorded plat and zoning ordinance (identifying the source in each case, by volume and page reference if applicable); (f) all easements appurtenant to said Land, with recording information by volume and page; (g) the boundary lines of the street or streets abutting the Land and the width of said streets and the width of the rights-of-way therefor; (h) the distance from the nearest intersecting street or road to the

Land; (i) all structures and improvements on the Land (with designation and dimensions thereof and of each party wall, if any) with horizontal lengths of all sides and the relation thereof by distances to (1) all boundary lines of the Land, (2) easements, (3) established building lines, and (4) street lines; (j) the types of materials comprising the exterior walls and roofs of all buildings;
(k) all street addresses of improvements on the Land; (l) all curb cuts, driveways, fences, sidewalks, stoops and landscaping; (m) the number of stories of all multi-story structures; (n) the location, type and size of all utility lines as they service the Land and Improvements (sewer, water, gas, electric and telephone); (o) all encroachments and protrusions, if any, from or upon the Land or any improvements thereon or upon any easement, building setback line or other restricted area, with exact measurements; (p) all parking and paved areas, including the number of vehicles that may be parked; (q) all distances, angles and other calls contained in the legal description; (r) the location, type and size of all monuments, and as to each monument, indication whether it was found or placed by the surveyor; (s) the boundaries of any flood hazard area or flood plain area in which any part of the Land lies, with the map number, date and source (governmental authority) of each flood map shown; (t) all surface water bodies or courses; (u) the date of any revisions subsequent to the initial survey prepared pursuant to these requirements; (v) a legend explaining the meaning of all symbols used on the plat; and (w) the scale of all distances and dimensions on the plat.

         (4) Certification. The certification for the property description and the map or plat shall be addressed to Bank, Borrower and the Title Insurer, signed by the surveyor (a registered professional land surveyor or registered professional engineer), bearing current date, registration number, and seal, and shall be in the following form or its substantial equivalent:

         This is to certify to Bank, Borrower and Title Insurer that this map or plat and the survey on which it is based were made in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1997, and pursuant to the Accuracy Standards (as adopted by ALTA and ACSM) of an Urban Survey. The undersigned further certifies to Bank, Borrower and the Title Insurer that (a) this survey is true and correct and was made on the ground under my supervision as per the field notes shown hereon and correctly shows the boundary lines and dimensions and area of the land indicated hereon and each individual parcel thereof indicated hereon; (b) all monuments shown hereon actually exist, and the location, size and type of such monuments are correctly shown; (c) the subject Property described in this survey is the same land as described in the title commitment described below; (d) this survey and the information, courses and distances shown on the survey are correct; (e) this survey correctly shows the size, location and type of all buildings, structures, other improvements and visible items on the subject Property and that all buildings and improvements are within the boundary lines and applicable set back lines of the subject Property; (f) this survey correctly shows the location and dimensions of all alleys, streets, roads, rights-of-way, easements, building setback lines and other matters of record of which the undersigned has been advised affecting the subject Property according to the legal description in such easements and other matters (with instrument, book, and page number indicated); (g) there are no violations of zoning ordinances, restrictions or other rules and regulations with reference to the location of the buildings and improvements: (h) except as shown, there are no visible (1) improvements, easements, rights-of-way, party walls, drainage ditches, streams, uses, discrepancies or conflicts, (2) party walls or encroachments onto adjoining premises, streets, or alleys by any of said buildings, structures, or other improvements, (3) encroachments onto the subject Property by buildings, structures, or other improvements on adjoining premises, or (4) encroachments on any easement, building setback line or other restricted area by any buildings, structures or other improvements on the subject Property; (i) the distance from the nearest intersecting street or road is as shown hereon; (j) the subject Property abuts a dedicated public street or road as shown hereon; (k) all utility services required for the operation of the subject Property either enter the subject Property through adjoining public streets, or this survey shows the point of entry and location of any utilities that pass through or are located on the adjoining premises; (l) any discharge into streams, rivers or other conveyance system is shown on this survey; (m) if the subject Property consists of two or more parcels having common boundaries, those parcels are contiguous along the common boundaries; (n) except as shown, no part of the Property is located in a 100-year Flood Plain or in an identified "flood prone area," as defined pursuant to the Flood Disaster Protection Act of 1973, as amended, as reflected by Flood Insurance Rate Map Panel #__________ dated ______________, which such map panel covers the area in which the Property is situated and this survey correctly indicates the zone designation of any area as being in the 100-year Flood Plain or "flood prone area"; (o) no portion of the subject Property lies within a delineated wetlands area under federal, state or local law or policy; (p) [except as shown on this survey], the subject Property does not serve any adjoining premises for drainage, utilities, or ingress or egress;
(q) the record description of the subject Property forms a mathematically closed figure; and (r) the subject Property has a tax map designation separate and distinct from that of any other premises and the subject Property is a separate, legally subdivided parcel. The undersigned has received and examined a copy of the Title Insurance Commitment No. _______________ issued by the Title Insurer for the Property as well as a copy of each instrument listed therein, and the location of any matter shown thereon, to the extent it can be located, has been shown on this survey.